Exhibit 99.1

First Commonwealth Financial Corporation Announces Planned
Retirement of CFO Robert E. Rout
Indiana, PA., (November 29, 2013) - First Commonwealth Financial Corporation (NYSE:FCF) today announced that Robert E. Rout, 61, will retire from his position as Executive Vice President, Chief Financial Officer and Treasurer during the first half of 2014.
Mr. Rout joined the organization as Chief Financial Officer in February 2010. In this role, he oversaw all financial functions of the organization, including accounting policies, regulatory and tax reporting, budgeting, forecasting and investor relations.
“For nearly 40 years, Bob has proven himself as a distinguished banking professional and a skilled financial executive,” noted T. Michael Price, President & CEO of First Commonwealth Financial Corporation. “During his time at First Commonwealth, Bob’s contributions to improving operating efficiency, maintaining a disciplined control environment and effectively managing our strong capital position have been invaluable in positioning First Commonwealth for future growth.”
In addition to his many professional accomplishments, Mr. Rout is actively involved in numerous community, charitable and non-profit organizations. Following his retirement, he plans to dedicate more time to his volunteer efforts with local and international organizations whose missions are to provide the world’s poorest citizens with access to banking services and assisting banks in developing nations.
Rout commented, “I have enjoyed the people, the challenges and participating in the success of First Commonwealth immensely. Retirement will allow the pursuit of other interests on a more intensive basis.”
Over the course of the next few months, Mr. Rout will help to facilitate the CFO transition as the company conducts a comprehensive search for his successor. First Commonwealth will engage an executive recruitment firm to lead the search and advise the company on potential candidates, both internal and external.
About First Commonwealth Financial Corporation:

First Commonwealth is a $6.2 billion financial holding company headquartered in Indiana, Pennsylvania. It operates 110 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

Contact:
Investor and Media Relations:
Richard Stimel
VP / Corporate Communications & Investor Relations
724-349-7220

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